Golden Minerals Announces Completion of Sale of its El Quevar Silver Project and Provides Corporate Update

GOLDEN, CO - /BUSINESS WIRE/ - October 24, 2024 – Golden Minerals Company (“Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) today announced the completion of the previously-announced sale of Silex Argentina S.A., its wholly-owned subsidiary that owns the El Quevar Project located in Salta Province, Argentina, to Butte Energy Inc.

The total purchase price for the acquisition of Silex was US$3.5 million, of which $1 million was previously paid, and the balance of $2.5 million was paid on October 24, 2024.

Concurrent with the closing of the transaction, Butte Energy changed its name to Argenta Silver Corp.

INFOR Financial Inc. acted as financial advisor to the Company in relation to this transaction and Fasken Martineau DuMoulin LLP acted as Canadian counsel to the Company.

Corporate Update

The Company continues to hold an interest in several remaining exploration properties, including Sarita Este/Desierto, a gold-silver-copper exploration project located in northwest Salta Province Argentina and Sand Canyon, an exploration-stage, gold-silver project in northwestern Nevada.  The Company will not be able to further explore or develop any of its properties without the receipt of additional capital.

As previously disclosed, the Company ceased mining at the Velardeña mines in Mexico in the first quarter 2024, and subsequently sold the mines and certain related assets. The Company is still owed US$1.8 million plus VAT of the purchase price for the remaining Velardeña assets. The Company’s only near-term opportunity to generate cash flow to meet its expected cash requirements is from the sale of assets, equity or other external financing. With the receipt of the proceeds from the sale of the El Quevar project, as of October 24, 2024 the Company has cash and cash equivalents of approximately $3.6 million and accounts payable of approximately $1.6 million.

The Company is taking actions to address its liquidity and financial stability concerns. As a part of these efforts, the Company is evaluating and pursuing alternatives, including the potential sale of the Company, finalizing the sale of its assets at the Velardeña Properties, seeking buyers or partners for the Company’s other assets or obtaining equity or other external financing. The proceeds from these sales would be directed toward addressing the Company’s ongoing operating expenses and satisfying its liabilities, while seeking to maximize any remaining value for its shareholders. If the Company is unable to obtain additional resources, it may be forced to cease operations and liquidate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”), including statements regarding the Company’s ongoing evaluation and pursuit of alternatives to obtain sufficient funding to continue as a going concern.  These statements are subject to risks and uncertainties including the ability of the Company to receive the outstanding amounts owed in respect of the sale of the Velardeña

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Properties and the ability of the Company to identify and execute a strategic transaction or financing in order to avoid the need to liquidate. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060